Exhibit 99.1

Offer to Exchange

0.750% Senior Notes due 2023

1.200% Senior Notes due 2025

1.750% Senior Notes due 2027

2.200% Senior Notes due 2030

3.300% Senior Notes due 2040

3.550% Senior Notes due 2050

(Registered under the Securities Act of 1933)

for Any and All Outstanding

0.750% Senior Notes due 2023

(Reg S CUSIP No. G7709Q AA2; 144A CUSIP No. 78081B AA1)

1.200% Senior Notes due 2025

(Reg S CUSIP No. G7709Q AB0; 144A CUSIP No. 78081B AB9)

1.750% Senior Notes due 2027

(Reg S CUSIP No. G7709Q AC8; 144A CUSIP No. 78081B AC7)

2.200% Senior Notes due 2030

(Reg S CUSIP No. G7709Q AD6; 144A CUSIP No. 78081B AD5)

3.300% Senior Notes due 2040

(Reg S CUSIP No. G7709Q AE4; 144A CUSIP No. 78081B AE3)

3.550% Senior Notes due 2050

(Reg S CUSIP No. G7709Q AF1; 144A CUSIP No. 78081B AF0)

of

Royalty Pharma plc

To Our Clients:

Enclosed is a Prospectus dated             , 2021 (which constitutes the “Exchange Offer”) of Royalty Pharma plc, an English public limited company incorporated under the laws of England and Wales (the “Company”), relating to the offer by the Company to exchange its 0.750% Senior Notes due 2023, 1.200% Senior Notes due 2025, 1.750% Senior Notes due 2027, 2.200% Senior Notes due 2030, 3.300% Senior Notes due 2040 and 3.550% Senior Notes due 2050 (collectively, the “New Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 0.750% Senior Notes due 2023, 1.200% Senior Notes due 2025, 1.750% Senior Notes due 2027, 2.200% Senior Notes due 2030, 3.300% Senior Notes due 2040 and 3.550% Senior Notes due 2050, respectively (collectively, the “Old Notes”) upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on             , 2021, unless extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Prospectus.

Pursuant to the Prospectus, each holder of Old Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage in a distribution (within the meaning of the Securities Act) of such New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the New Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

                                     Very truly yours,